Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 13, 2013, with respect to the financial statements of MTH Mortgage, LLC for the year ended December 31, 2012 incorporated by reference in the Annual Report of Meritage Homes Corporation on Form 10-K for the year ended December 31, 2014. We hereby consent to the incorporation by reference of said report in the Registration Statements of Meritage Homes Corporation on Forms S-3 (File No. 333-58793 and File No. 333-180685) and on Forms S-8 (File No. 333-196095, File No.333-190425, File No. 333-134637, File No. 333-151261, File No. 333-166991, and File No. 333-181713).

/s/ GRANT THORNTON LLP

Irvine, California
February 17, 2015